Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-144309 and 333-144370, on Form S-8 of our reports, relating to the consolidated and combined financial statements and related financial statement schedule of Covidien Ltd. (which report expresses an unqualified opinion and includes explanatory paragraphs related to a) the fact that prior to the separation of Covidien Ltd. from Tyco International Ltd. on June 29, 2007, the healthcare businesses of Tyco International Ltd. were comprised of the assets and liabilities used in managing and operating the various healthcare businesses of Tyco International Ltd. and include allocations of corporate overhead, net interest expense and other expenses, from Tyco International which may not be reflective of the actual costs or debt which would have been incurred had the Company operated as a separate entity apart from Tyco International, and to b) the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes in 2008 and the adoption of the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plan—an amendment of FASB Statements No. 87, 88, 106 and 132(R) in 2007) and the effectiveness of Covidien Ltd.’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) dated November 21, 2008 appearing in this Annual Report on Form 10-K of Covidien Ltd. for the year ended September 26, 2008.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

November 21, 2008